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                                                                    EXHIBIT 23.2

                              ACCOUNTANTS' CONSENT

The Board of Directors and Shareholders
Evergreen Healthcare, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-4 of GranCare, Inc. and related Joint Proxy Statement/Prospectus of GranCare, Inc. and Evergreen Healthcare, Inc. of our report dated September 30, 1994, with respect to the consolidated financial statements of Evergreen Healthcare, Inc. and subsidiaries as of June 30, 1994 and 1993 and for the year ended June 30, 1994 and the combined statements of operations, partners' equity and cash flows of Evergreen Healthcare Ltd., L.P., Predecessor to Evergreen Healthcare, Inc., for the nine-month period ended June 30, 1993 and the year ended September 30, 1992 which report appears in the Evergreen Healthcare, Inc. Annual Report (Form 10-K) for the year ended June 30, 1994 and to the references to our firm under the headings "Experts," "The Merger-Accounting Treatment" and "Terms of Merger Agreement and Related Transactions -- Conditions to the Merger" in the Joint Proxy Statement/Prospectus.

                                          KPMG Peat Marwick LLP

Indianapolis, Indiana
June 1, 1995

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